EXHIBIT 99.1

Kohlberg Capital Corporation Announces Second Quarter 2011 Financial Results

NEW YORK, Aug. 8, 2011 (GLOBE NEWSWIRE) -- Kohlberg Capital Corporation (Nasdaq:KCAP) (the "Company") announced its second quarter 2011 financial results.

Financial Highlights

  For the six months ended June 30, 2011, net investment income was approximately $7.9 million, or $0.35 per share; the Company declared dividends for the six months ended June 30, 2011 of $0.34 per share.

  Net investment income for the three months ended June 30, 2011 was approximately $2.9 million, or $0.13 per share; the Company declared dividends for the three months ended June 30, 2011 of $0.17 per share.

  Net realized and unrealized losses for the three months ended June 30, 2011 were approximately $2.0 million. For the six months ended June 30, 2011, net realized and unrealized gains were approximately $2.6 million.

  At June 30, 2011, the fair value of the Company's investments totaled approximately $254.3 million.

  At June 30, 2011 net asset value per share was $8.52 compared to $8.21 as of December 31, 2010.

Dayl Pearson, chairman and chief executive officer, noted, "In January we fully de-levered our balance sheet and upon the issuance of a modest amount of fixed rate convertible debt in late March, began to grow our balance sheet by investing in new transactions at higher spreads. Meanwhile, our earnings for the second quarter are just above what we projected such that our net investment income covered our dividend distributions year-to-date. We expect that as we further utilize cash and ramp up with new portfolio investments that our net investment income will increase to meet or exceed prior quarterly results such that we believe we will see growth in our quarterly dividends by year-end."

Operating Results

For the three and six months ended June 30, 2011, the Company reported total investment income of approximately $6.3 million and $13.6 million, respectively, compared to approximately $7.4 million and $14.3 million in the prior year's periods. For the three months ended June 30, 2011 and 2010, respectively, investment income from debt securities decreased approximately $1.4 million from approximately $3.5 million to $2.1 million. For the six months ended June 30, 2011 and 2010, respectively, investment income from debt securities decreased approximately $4.2 million from approximately $8.2 million to $4.0 million. This decrease is due to a reduction in size of our loan portfolio investment balances on which interest is earned during the period. Such decrease in assets is primarily due to the sale of assets in during 2010 such that the Company's secured credit facility was fully paid off by the end of January 2011.

For the three months ended June 30, 2011 and 2010, respectively, investment income from CLO fund securities increased approximately $1.2 million from approximately $2.4 million to $3.6 million. For the six months ended June 30, 2011 and 2010, respectively, investment income from CLO fund securities increased approximately $2.4 million from approximately $4.5 million to $6.9 million. This increase is due to improvement in the performance of the CLO Fund securities which are generating an annual rate of return of approximately 22.2% on fair value. Our two largest CLO Fund securities have never diverted equity distributions and are generating an approximate annual rate of return of 23.4% on fair value.

For the six months ended June 30, 2011, Katonah Debt Advisors, the Company's wholly-owned asset manager, paid a dividend of $650,000 to the Company; no dividends were paid by Katonah Debt Advisors in the first quarter of 2011. For the three and six months ended June 30, 2010, Katonah Debt Advisors paid a dividend of $1,500,000 to the Company. In 2010, Katonah Debt Advisors had higher dividend distributions as it paid out accumulated earnings from prior years. For year-to-date 2011, dividend distributions from Katonah Debt Advisors have been lower and it is anticipated the Katonah Debt Advisors will make further dividend distributions of current and accumulated earnings to the Company during 2011.

Other income recognized in the six months ended June 30, 2011 included a $2 million payment to settle all outstanding claims in connection with litigation previously initiated by the Company against its lenders for the secured credit facility that was fully repaid in January.

Expenses for the three and six months ended June 30, 2011 totaled approximately $3.4 million and $5.7 million, respectively as compared to approximately $7.1 million and $11.5 million for the same periods in 2010. The decrease in expenses is primarily attributed to a decrease in interest expense that is a result of a reduction in average debt outstanding in connection with paying off the Company's secured credit facility, and a decrease in professional fees of approximately $2.9 million primarily incurred in 2010 related to litigation previously initiated by the Company against its lenders and the Company's restatement of prior period financial statements.

Net realized and unrealized losses for the three months ended June 30, 2011 were approximately $2.0 million. For the six months ended June 30, 2011, net realized and unrealized gains were approximately $2.6 million. Net investment income for the three and six months ended June 30, 2011 was approximately $2.9 million and $7.9 million, respectively, or $0.13 and $0.35 per share, compared to approximately $297,000 and $2.9 million, or $0.01 and $0.13 per share for the three and six months ended June 30, 2010, respectively.

Investment Portfolio

Kohlberg Capital Corporation's portfolio fair value was $254.3 million as of June 30, 2011. The following table shows the composition of the Company's portfolio by security type at June 30, 2011 as compared to the prior year ended December 31, 2010:

	June 30, 2011 (unaudited)			December 31, 2010
Security Type	Cost	Fair Value	%¹	Cost	Fair Value	%¹
Time Deposits	$ 2,467,764	$ 2,467,764	1%	$ 720,225	$ 720,225	— %
Money Market Account	37,071,977	37,071,977	14	210,311	210,311	—
Senior Secured Loan	40,496,335	31,871,033	12	34,183,551	22,001,256	11
Junior Secured Loan	79,012,763	65,632,462	26	76,896,867	63,944,003	33
Mezzanine Investment	10,913,388	10,913,080	4	10,744,496	250,000	—
Senior Subordinated Bond	4,405,525	4,643,648	2	4,320,596	4,490,709	3
Preferred	400,000	383,320	—	650,961	607,921	—
CLO Fund Securities	65,169,936	52,361,000	21	68,280,200	53,031,000	28
Equity Securities	16,199,845	6,720,532	3	13,232,266	4,437,871	3
Affiliate Asset Managers	44,383,115	42,201,000	17	44,532,329	41,493,000	22
Total	$ 300,520,648	$ 254,265,816	100%	$ 253,771,802	$ 191,186,296	100%

¹ Represents percentage of total portfolio at fair value.

The Company's loan and bond portfolio (excluding its investment in CLO fund securities, short-term investments and affiliate asset managers discussed further below) as of June 30, 2011 totaled $113.4 million at fair value, of which 86% are secured loans. The cost of such investments was $135.2 million, representing a fair value discount to cost of 16% or approximately $0.96 per outstanding share. The weighted average yield on the Company's income producing loan and bond portfolio at June 30, 2011 was approximately 8.9%.

The portfolio of middle market corporate loan and debt securities at quarter end, representing 44% of the total investment portfolio, was spread across 20 different industries and 32 different entities with an average balance per entity of approximately $3.5 million. As of June 30, 2011, all but four issuers, approximately 1% of total investments at fair value, were current on their debt service obligations.

Investment in CLO Fund Securities

As of June 30, 2011, the Company's investment in CLO Fund securities was approximately $52.3 million at fair value. The underlying assets in each of the CLO funds are generally diversified secured and unsecured corporate debt and do not include any asset backed securities, such as those secured by commercial or residential mortgages. Our largest two CLO fund investments, Katonah X CLO Ltd. and Katonah 2007-1 CLO Ltd., both managed by our wholly-owned asset manager, Katonah Debt Advisors, representing 81% of our investments in CLO fund securities at June 30, 2011, have performed since inception and have not been subject to any suspension of distributions. One CLO Fund security, not managed by Katonah Debt Advisors, representing a fair value of $1,000, is not currently providing a dividend payment to the Company.

Investment in Asset Manager

At June 30, 2011, the Company's investment at fair value in affiliate asset managers, including Katonah Debt Advisors, was approximately $42.2 million as compared to approximately $41.5 million at December 31, 2010. Katonah Debt Advisors' assets under management at June 30, 2011 totaled approximately $1.9 billion. Currently, all CLO Funds managed by Katonah Debt Advisors are paying both their senior and subordinated management fees on a current basis.

Liquidity and Capital Resources

At June 30, 2011, Kohlberg Capital had unrestricted cash and time deposits of approximately $40.0 million, total assets of approximately $260.8 million and stockholders' equity of $194.6 million. The Company's net asset value per common share was $8.52. As of June 30, 2011, we had approximately $60 million of outstanding borrowings at a fixed rate of interest of 8.75%, and our asset coverage ratio of total assets to total borrowings was 424%, compliant with the minimum asset coverage level of 200% generally required for a BDC by the 1940 Act.

At December 31, 2010, we had approximately $87 million of outstanding indebtedness through a secured credit facility. On January 31, 2011, we repaid in full the outstanding balance under this facility. On March 16, 2011, we issued $55 million in aggregate principal amount of unsecured 8.75% convertible senior notes due 2016 ("Convertible Senior Notes"). On March 23, 2011, pursuant to an over-allotment option, we issued an additional $5 million of such Convertible Senior Notes for a total of $60 million in aggregate principal amount.

Subject to prevailing market conditions, we intend to grow our portfolio of assets by raising additional capital, including through the prudent use of leverage available to us. As a result, we may seek to enter into new agreements with other lenders or into other financing arrangements as market conditions permit. Such financing arrangements may include a new secured and/or unsecured credit facility, the issuance of preferred securities or debt guaranteed by the SBA. We also believe that our current cash position, certain loan investments and cash income earned by our investment portfolio are adequate for our current liquidity needs.

Dividend

Generally, the Company seeks to fund dividends to shareholders from current and distributable earnings, primarily from net interest and dividend income generated by its investment portfolio and any distributions from Katonah Debt Advisors. The Company announced a regular quarterly dividend of $0.17 per share on June 13, 2011. The record date for this dividend was July 8, 2011 and the dividend was paid on July 29, 2011. Tax characteristics of all dividends will be reported to stockholders on form 1099-DIV after the end of the calendar year.

The Company has adopted a dividend reinvestment plan that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, our stockholders who have not "opted out" of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. Please contact your broker or other financial intermediary for more information regarding the dividend reinvestment plan.

Conference Call and Webcast

Kohlberg Capital Corporation will hold a conference call on Monday, August 8, 2011 at 4:30 p.m. Eastern Daylight Time to discuss its second quarter 2011 financial results. Shareholders, prospective shareholders and analysts are welcome to listen to the call or attend the webcast. The conference call dial-in number is 877-710-0209. A replay of the call will be available from 7:30 p.m. on August 8, 2011 until 11:59 p.m. Eastern Time on August 15, 2011. The dial in number for the replay is 855-859-2056 and the conference ID is 86722184. Additional information regarding the fair value of the Company's debt investments can also be found on the Company's website http://www.kohlbergcapital.com in the Investor Relations section under Events.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on our Company's website http://www.kohlbergcapital.com in the Investor Relations section under Events. Please allow extra time, prior to the call, to visit the site and test your connection or download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available for approximately 90 days on our website in the Investor Relations section under Events.

About Kohlberg Capital Corporation (KCAP)

Kohlberg Capital Corporation is a publicly traded, internally managed business development company. Our middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Our wholly-owned portfolio company, Katonah Debt Advisors, manages CLO Funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

Kohlberg Capital Corporation's filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on the Company's website at http://www.kohlbergcapital.com.

The Kohlberg Capital logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The matters discussed in this press release, as well as in future oral and written statements by management of Kohlberg Capital Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as "may,'' "will,'' "should,'' "expects,'' "plans,'' "anticipates,'' "could,'' "intends,'' "target,'' "projects,'' "contemplates,'' "believes,'' "estimates,'' "predicts,'' "potential'' or "continue'' or the negative of these terms or other similar words. Important assumptions include our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

KCAP-G

KOHLBERG CAPITAL CORPORATION
BALANCE SHEETS

	As of June 30, 2011	As of December 31, 2010
	(unaudited)
ASSETS
Investments at fair value:
Time deposits (cost: 2011 -- $2,467,764; 2010 -- $720,225)	$ 2,467,764	$ 720,225
Money market account (cost: 2011 -- $37,071,977; 2010 -- $210,311)	37,071,977	210,311
Debt securities (cost: 2011 -- $135,228,011; 2010 -- $126,545,510)	113,443,543	91,042,928
CLO Fund securities managed by non-affiliates (cost: 2011 -- $12,542,913; 2010 -- $15,690,982)	3,831,000	4,921,000
CLO Fund securities managed by affiliate (cost: 2011 -- $52,627,023; 2010 -- $52,589,217)	48,530,000	48,110,000
Equity securities (cost: 2011 -- $16,199,845; 2010 -- $13,483,227)	6,720,532	4,688,832
Asset manager affiliates (cost: 2011 -- $44,383,115; 2010 -- $44,532,329)	42,201,000	41,493,000
Total Investments at fair value	254,265,816	191,186,296
Cash	416,644	10,175,488
Restricted cash	—	67,023,170
Interest and dividends receivable	2,918,818	2,574,115
Receivable for open trades	—	7,681,536
Accounts Receivable	771,558	851,020
Other assets	2,405,767	331,061

Total assets	$ 260,778,603	$ 279,822,686

LIABILITIES
Borrowings	$ —	$ 86,746,582
Convertible Senior Notes	60,000,000	—
Payable for open trades	3,013,882	—
Accounts payable and accrued expenses	3,172,802	2,337,767
Dividend payable	—	3,812,670

Total liabilities	$ 66,186,684	$ 92,897,019

STOCKHOLDERS' EQUITY
Common stock, par value $0.01 per share, 100,000,000 common shares authorized; 22,841,172 and 22,767,130 common shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively.	$ 225,051	$ 224,274
Capital in excess of par value	283,800,810	282,794,025
Accumulated undistributed net investment income	4,906,498	818,664
Accumulated net realized losses	(48,085,606)	(34,325,792)
Net unrealized depreciation on investments	(46,254,834)	(62,585,504)

Total stockholders' equity	$ 194,591,919	$ 186,925,667

Total liabilities and stockholders' equity	$ 260,778,603	$ 279,822,686

NET ASSET VALUE PER COMMON SHARE	$ 8.52	$ 8.21

KOHLBERG CAPITAL CORPORATION
STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Investment Income:
Interest from investments in debt securities	$ 2,054,042	$ 3,462,746	$ 4,022,948	$ 8,245,109
Interest from cash and time deposits	7,748	6,410	13,585	12,493
Dividends from investments in CLO Fund securities managed by non-affiliates	526,773	451,773	1,047,924	800,647
Dividends from investments in CLO Fund securities managed by affiliate	3,026,488	1,900,777	5,876,007	3,712,671
Dividends from affiliate asset manager	650,000	1,500,000	650,000	1,500,000
Capital structuring service fees	28,260	61,099	29,508	75,711
Other Income	—	—	2,000,000	—

Total investment income	6,293,311	7,382,805	13,639,972	14,346,631

Expenses:
Interest and amortization of debt issuance costs	1,429,770	2,403,931	1,727,230	5,100,282
Compensation	1,335,127	816,292	2,176,569	1,603,983
Professional fees	295,127	3,443,271	1,065,092	3,951,788
Insurance	115,658	98,450	233,235	200,768
Administrative and other	217,624	323,664	530,239	614,118

Total expenses	3,393,306	7,085,608	5,732,365	11,470,939

Net Investment Income	2,900,005	297,197	7,907,607	2,875,692
Realized And Unrealized Gains (Losses) On Investments:
Net realized gains (losses) from investment transactions	(11,933,091)	(5,433,665)	(13,759,814)	(7,705,806)
Net change in unrealized appreciation (depreciation) on:
Debt securities	11,048,858	868,520	13,718,113	4,537,479
Equity securities	(667,933)	(19,510)	(684,918)	(9,096)
CLO Fund securities managed by affiliate	(1,208,547)	(130,328)	382,193	1,920,005
CLO Fund securities managed by non-affiliate	719,200	578,368	2,058,069	1,217,422
Affiliate asset manager investments	15,338	(1,851,499)	857,213	(6,931,702)

Net realized and unrealized appreciation (depreciation) on investments	(2,026,175)	(5,988,114)	2,570,856	(6,971,698)

Net Increase In Net Assets Resulting From Operations	$ 873,830	$ (5,690,917)	$ 10,478,463	$ (4,096,006)

Net Increase (Decrease) In Stockholders' Equity Resulting from Operations per Common Share:
Basic:	$ 0.04	$ (0.25)	$ 0.46	$ (0.18)
Diluted:	$ 0.04	$ (0.25)	$ 0.46	$ (0.18)
Net Investment Income Per Common Share:
Basic:	$ 0.13	$ 0.01	$ 0.35	$ 0.13
Diluted:	$ 0.13	$ 0.01	$ 0.35	$ 0.13

Weighted Average Shares of Common Stock Outstanding—Basic	22,827,652	22,526,498	22,809,547	22,486,201
Weighted Average Shares of Common Stock Outstanding—Diluted	22,841,850	22,526,498	22,823,404	22,486,201
CONTACT: Kohlberg Capital Corporation
         Investor Relations
         Denise Rodriguez
         (212) 455-8300
         info@kohlbergcapital.com